Exhibit 99.1

SOLARWINDS EXTENDS ORION PRODUCT FAMILY TO INCLUDE STORAGE AND VIRTUALIZATION MANAGEMENT

Acquisition of Assets from Tek-Tools, a leader in Storage Resource Management, will enable SolarWinds to offer End-to-End Management of Network, Application, and Storage Performance for Today’s Virtualized IT Environments

AUSTIN, TX – January 27, 2010 – SolarWinds, Inc. (NYSE: SWI), a leading provider of powerful and affordable IT management software to more than 88,000 customers worldwide, today announced that it has acquired certain of the assets of Tek-Tools, Inc., a privately-held company with offices in Dallas, TX and Chennai, India, with a combination of cash and stock for up to $42 million. Tek-Tools’ Profiler suite of products gives users visibility into the performance of storage and virtualized server infrastructures. The addition of Tek-Tools’ offerings to the SolarWinds Orion product portfolio will add management of enterprise storage infrastructure to existing network and applications management capabilities, delivering an end-to-end IT management solution.

“As the need for comprehensive management of highly networked physical and virtualized IT resources becomes more and more critical to enterprises of all sizes, we believe that this transaction uniquely positions us to provide a more complete solution that IT teams need to support their environments,” said Mike Bennett, SolarWinds’ Chairman and CEO.

“Over the past 10 years, we’ve proven that our technology solves complex problems in very simple ways and that our business model of delivering powerful, easy to use, low-cost management solutions can succeed for a wide range of customers. The integration of Tek-Tools’ storage and virtualization management products is an important addition to our product portfolio that will allow us to respond to customer demand for an end-to-end IT management solution that offers deeper visibility into networked storage and virtualized environments.”

The SolarWinds Orion product family has long offered companies of all sizes network, systems and application management through products such as Orion Network Performance Monitor (NPM) and Orion Application Performance Monitor (APM). Tek-Tools’ products will add deeper storage and virtualization management to the SolarWinds portfolio, delivering broader IT management capabilities and increasing IT organizations efficiency and responsiveness.

“The collision of technologies like virtualization and cloud computing with business forces like ’lean IT‘ is putting pressure on IT organizations to rethink their management approach; functions that were once discrete will need to merge or collaborate more effectively,” said Kenny Van Zant, SolarWinds’ SVP and Chief Product Strategist.

“Today’s data centers include application servers, virtualization layers and storage all dependent on an ’always available‘ network, and the ongoing adoption of virtualization and the associated storage needs continue to drive the demand for and importance of networked storage,” continued Van Zant. “Systems administrators have to be more network-aware, storage teams must tighten integration with the virtualization teams and network engineers need visibility beyond the routers and switches they manage today.”

Tek-Tools’ Profiler Suite will continue to be available from SolarWinds and select channel partners. For more information on Tek-Tools and the company’s portfolio of storage and virtualization management solutions, visit www.tek-tools.com. For more information on SolarWinds, the acquisition and SolarWinds IT management solutions, please visit www.solarwinds.com.

In support of this announcement, SolarWinds will host a teleconference on Wednesday, January 27 at 7:30 am CT. The domestic dial-in number for this call is 877-627-6544; international participants can dial +1 719-325-4838 to access the call. Please dial in 5-10 minutes before the scheduled start time. A live webcast of the call will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A replay of the webcast will be available on a temporary basis shortly after the event at the same location.

Forward-Looking Statements

This press release contains “forward-looking” statements that are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements regarding SolarWinds’ ability to achieve the expected synergies and other strategic benefits as a result of the acquisition, including the ability of SolarWinds’ to fulfill its customers’ demands for a more complete software solution, and management’s beliefs on industry trends. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “will,” “expects,” “believes” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, including without limitation the potential impact on the business of Tek-Tools, Inc. due to the acquisition, the retention of employees of Tek-Tools, Inc. and the ability of SolarWinds to successfully integrate Tek-Tools, Inc.’s market opportunities, technology, personnel and operations and to achieve planned synergies. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of SolarWinds most recent Form 10-Q filed on October 27, 2009. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.

About SolarWinds

SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to more than 88,000 customers worldwide – from Fortune 500 enterprises to small businesses. Focused on the real-world needs of IT professionals, SolarWinds products are downloadable, easy to use and maintain, and provide the power, scale, and flexibility needed to manage today’s complex IT environments. SolarWinds’ growing online community, thwack, is a gathering-place for problem-solving, technology-sharing, and participating in product development for all of SolarWinds’ products. Learn more today at http://www.solarwinds.com.

SolarWinds, SolarWinds.com, and Orion are registered trademarks of SolarWinds. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.

CONTACTS:

Investors:	Media:
Jason Ream	Tiffany Nels
Phone: 512.682.9680	Phone: 512.682.9545
ir@solarwinds.com	pr@solarwinds.com